Exhibit 99.1

WILLSCOT MOBILE MINI HOLDINGS ANNOUNCES RETIREMENT OF ALL 2015 PRIVATE WARRANTS

PHOENIX (May 17, 2021) — WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini Holdings” or the “Company”) (Nasdaq: WSC), today announced that all 2015 Private Warrant holders have either exercised their warrants on a cashless basis in exchange for WSC common stock or agreed to have their warrants repurchased by the Company for cash. The holders received the number of shares of common stock they were entitled to receive under the terms of the warrant agreement upon a cashless exercise, or, in the case of repurchases, the dollar equivalent thereof, with no premium. The 2015 Private Warrants were issued by Double Eagle Acquisition Corp in connection with its IPO, prior to its combination with Williams Scotsman in 2017.

Tim Boswell, Chief Financial Officer, commented “among the former holders of the 2015 Private Warrants, we are fortunate to have a supportive group of investors who are both enthusiastic about our long-term vision for WillScot Mobile Mini and fully aligned with our shareholders. The members of our board of directors who held Private Warrants elected to receive stock, and we issued a combination of stock and cash, under our $500 million share repurchase authority, to the other holders.”

Boswell continued, “as these transactions occurred in the second quarter of 2021, we expect to report a final fair value adjustment related to our Common Stock Warrant Liability in our second quarter earnings, but we will no longer report a Common Stock Warrant Liability on our June 30th Balance Sheet or any warrant fair value adjustments in our Income Statement in future periods. This activity does not impact our operational performance indicators, our GAAP metrics above Operating Income, or our non-GAAP metrics.”

The Company issued an aggregate of 2.9 million shares of common stock in connection with the cashless exercises and repurchased the balance of the 2015 Private Warrants for $20.7 million. As of May 17, 2021, the Company has 230,030,831 shares of common stock outstanding, 8,943,493 2018 Warrants outstanding, and no 2015 Public or Private Warrants outstanding. The remaining 2018 Warrants expire in November 2022.

About WillScot Mobile Mini Holdings

WillScot Mobile Mini Holdings trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative flexible workspace and portable storage solutions. WillScot Mobile Mini services diverse end markets across all sectors of the economy from a network of approximately 275 branch locations and additional drop lots throughout the United States, Canada, Mexico, and the United Kingdom.

Additional Information and Where to Find It

Additional information can be found on the company’s website at www.willscotmobilemini.com

Contact Information

Investor Inquiries:

Nick Girardi
nick.girardi@willscotmobilemini.com

Media Inquiries:

Scott Junk
scott.junk@willscotmobilemini.com

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